EXHIBIT 99.1

NEWS RELEASE                                              CONTACT:  Randy Lieble
FOR IMMEDIATE RELEASE                                             (715) 839-2164

                   NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
                     SECOND QUARTER 2003 SALES AND EARNINGS

             Eau Claire, Wisconsin (July 25, 2003) -- National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

         In response to questions about sales and earnings, Maryjo Cohen, President, stated, "Second quarter 2003 sales and earnings largely followed the pattern set during first quarter. Once again, housewares and small appliance sales declined, reflecting the ongoing weak retail environment. The decline, however, was more than offset by a bulge in sales at its absorbent products subsidiary flowing from a production contract entered into late 2002 with another manufacturer in temporary need of additional capacity. That contract was completed during the review quarter. The earnings improvement was primarily attributable to two of the elements that enhanced first quarter earnings: 1) partial reversal of the Company's LIFO manufacturing reserve reflecting the ongoing sale of products produced prior to the transition of production from domestic plants to the Orient (see footnote below), and 2) cost reductions emanating from the sourcing of product overseas. As in the first quarter, reduced yields from the Company's portfolio, reflecting the interest rate cuts implemented by the Federal Reserve over the past several years, served as a retardant to earnings improvement."

            National Presto manufactures and sells small household electric appliances and pressure cookers under the PRESTO(R) brand name. The Company is widely recognized as an innovator of new products.


                                                   THREE MONTHS ENDED

                                            June 29, 2003        June 30, 2002
                                            -------------        -------------
           Net Sales                         $21,452,000          $20,378,000
           Net Earnings                      $ 1,918,000*         $ 1,083,000
           Net Earnings Per Share            $       .28*         $       .16
           Weighted Shares Outstanding         6,818,000            6,841,000

                                                     SIX MONTHS ENDED

                                            June 29, 2003        June 30, 2002
                                            -------------        -------------
           Net Sales                         $43,506,000          $42,974,000
           Net Earnings (Loss)               $ 3,971,000*         $(1,277,000)*
           Net Earnings Per Share            $       .58*         $      (.19)*
           Weighted Shares Outstanding         6,825,000            6,839,000

* Second quarter and first half 2003 comparative earnings were favorably impacted, respectively by a partial reversal of the LIFO reserve net of tax of $662,000 - $.10 per share and $1,435,000 - $.21 per share. First half 2003 comparative earnings were also enhanced by the absence of the first quarter 2002 after-tax charge relating to plant closings of $2,423,000 - $.35 per share.




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